Exhibit 99.1

Advanced Photonix

ADVANCED PHOTONIX, INC.

Q1 2015 Earnings Conference Call

August 11, 2014

4:30 p.m. EST

Operator

Good day everyone and welcome to Advanced Photonix’s 2015 first quarter earnings conference call. Today’s conference is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Jeff Anderson Advanced Photonix’s CFO. Please go ahead, sir.

Jeff Anderson

Thank you. Before we get started, I want to remind listeners that this conference call will contain forward-looking statements, which involve known and unknown risks and uncertainties about the Company’s business and the economy and other factors that may cause actual results to differ materially from our expected achievements and anticipated results, including unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; problems with the integration of acquired companies and technology and possible inability to achieve expected synergies; and limited or slower than anticipated customer acceptance of new products which have been and are being developed by the Company. Please see our press release of today and our periodic reports filed with the Securities Exchange Commission for a fuller statement of such risk factors. Given these uncertainties, listeners are cautioned not to place undue reliance on any forward-looking statements contained in this conference call.

The forward-looking information given during this teleconference represents management’s expectations and beliefs as at the date hereof. The continued availability of this teleconference on the internet or through other media does not mean that the Company is reaffirming or confirming its continued validity, except as may otherwise required by law, the Company expressly disclaims any obligation to update or alter any of the forward looking statements made herein as a result of any event occurrence after the date hereof.

Advanced Photonix

This conference call also contains a presentation of non-GAAP financial measures as defined in the SEC’s Regulation G. Reconciliations of the non-GAAP financial measures to the Company’s GAAP-based financial statements are included in the Company’s first quarter earnings press release dated June 27, 2014 and are available on our web site at: www.advancedphotonix.com

On today’s call, I will review briefly a few financial highlights from our 1st Quarter 2015 fiscal year and then I’ll turn the call over to Rob Risser COO for an update on business activities, who will pass the call onto Richard Kurtz CEO for closing remarks.

Our revenues for the quarter ended June 27, 2014 were approximately $7.7 million, an increase of 8% or $585,000 from revenues of $7.1 million for the quarter ended June 28, 2013. Revenues increased 10% from the prior quarter. We experienced revenue increases in two of four markets for the quarter ended June 27, 2014 compared to the prior year period.

The Test and Measurement market revenue was approximately $4.5 million in the first quarter of fiscal 2015, an increase of $37,000 over the prior year quarter. The small improvement was attributable to the strength we have seen in the Comtest market although declines in Terahertz development contracts offset much of the improvement. Sequentially, revenue increased approximately 3%, or $147,000, from the fourth quarter of fiscal 2014 as Comtest sales growth offset some seasonal declines in our Optosolutions products.

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Telecommunication transmission revenue in the first quarter of fiscal 2015 was $2.4 million, an increase of approximately 94% or $1.2 million from the prior year first quarter. The improvement was due primarily to higher 100G line side sales as supply chain constraints from last year have been resolved. Telecommunications revenue on a consecutive quarterly basis increased 30%, or approximately $570,000, from the fourth quarter of fiscal 2014 due to further expansion of our production capability by adding a second shift.

Military/Aerospace market revenue in the first quarter of fiscal 2015 was $644,000, a decrease of 38% or $403,000 from the comparable prior year period due to a slowdown we have seen on certain Optosolutions military missile programs. With the current and expected Terahertz contract awards, this trend should reverse as we expect to see substantial growth later in the year. Sequentially, we had a $102,000 improvement in revenues given the resumption of volume production on one of the missile programs.

Medical market revenues in the first quarter of fiscal 2015 were $101,000, a decrease from the prior year quarter of $235,000 and a decrease of $132,000 from the fourth quarter of fiscal 2014. Both decreases were primarily due to timing of shipments related to one customer.

Gross profit for the first quarter of fiscal 2015 was $2.9 million which was similar to the first quarter of fiscal 2014. Gross profit percentage was 38% for the first quarter of fiscal 2015 compared to 41% in the first quarter of fiscal 2014 given the absence of Terahertz development contract revenues enjoyed in last year’s first quarter that have not yet been replaced. Our gross margin percentage in the fourth quarter of fiscal 2014 was 29% and improved to 38% in the first quarter of fiscal 2015 on the higher volume, cost savings from the previously announced outsourcing of our silicon photodiode fabrication, and material cost reductions in HSOR products.

Advanced Photonix

Total operating expenses for the quarter ended June 27, 2014 were $3.1 million, a decrease of $393,000 over the comparable fiscal 2014 period and similar when compared to the fourth quarter of fiscal 2014. The reduction from last year is due primarily to completion of several engineering projects or contracts which allowed us to reduce our headcount and costs to be more in line with our revenue profile.

The non-cash expensing of stock option and restricted stock grants included in operating expenses was $21,000 for the three month period ended June 27, 2014 compared to $29,000 for the three month period ended June 28, 2013 as the board of directors has continued to voluntarily waive their annual stock award.

Other expense items in the first quarter of fiscal 2015 were down $272,000 from the first quarter of 2014 mostly because of favorable warrant adjustments.

We realized a GAAP net loss for the first quarter of fiscal 2015 of approximately $268,000 or $0.01 per share, as compared to a net loss of $925,000 or $0.03 per share in the first quarter of fiscal 2014 and a loss of $1.1 million or $0.04 per share in the fourth quarter of 2014. The year over year improvement in income of approximately $657,000 is primarily attributable to lower operating expenses of $393,000 and non cash fluctuations in the fair value of our outstanding warrants of $241,000. The sequential improvement of $875,000 in the net loss has been driven by improving volume and cost reductions.

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At June 27, 2014, we had cash and cash equivalents of $1.4 million, an increase of approximately $1.3 million from the March 31, 2014 balance. The higher cash balance is attributable to the recent receipt of $2.9 million in net proceeds from issuance of 6.2 million shares of our Class A Common Stock in June 2014. This equity issuance has provided us the liquidity we needed to extend our line of credit and reduce our leverage. Combined with the June 2014 revised covenants with SVB and PFG, expected positive EBITDA, and the current SVB line of credit availability, we believe that our existing cash and cash equivalents will be sufficient for the next twelve months.

I would now like to turn the call over to our COO, Rob Risser.

Rob Risser

Thank you, Jeff and good afternoon everyone and thank you for joining us on the call today.

We continued to make progress in our first quarter toward the two near term goals that we believe will drive shareholder value; revenue growth and positive adjusted EBITDA. Revenue grew 8% compared to last year’s 1st quarter and we returned to meaningful positive adjusted EBITDA of $267,000 for the first time in 11 quarters. In addition, we were very close to reporting non-GAAP profit for the quarter, recording a ($3,000) loss compared to a loss of ($403,000) in the first quarter last year and a loss of ($887,000) last quarter. Our revenue growth was driven by an 87% growth in our HSOR product platform, including a 94% growth in our transmission products, driven primarily by our 100G coherent receiver product offerings, and a 76% growth in our Comtest product offerings. Growing global bandwidth demand to deliver high definition video anytime, anywhere is driving long haul network upgrades over the next several years to support 4G wireless deployments as the long haul and the metro networks transition from 10 and 40 Gbps to 100Gbps. Our success in gaining market share in the 100G long haul telecom market in China has contributed to our growth this quarter. In addition, the move to cloud computing is also demanding more bandwidth in the enterprise data center market, which is in the early stages of transitioning to 100Gbps, although they won’t be using coherent technology in this market segment. Our Comtest new products introduced in the second half of last year, which we report in the test and measurement market, are used to test the next generation transponders necessary to support high bandwidth cloud computing. Our HSOR revenue growth was offset by a decrease of 18% compared to the same quarter last year in our Optosolutions product platform with softness in all three of its markets, test and measurement, military and medical and a decrease of 41% in our THz product platform due primarily to delays in government contract revenue. Despite setbacks in 2 of the 3 product platforms, revenue grew 8% on a comparative basis.

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As we have reiterated in past updates, investment in new product development is key to continuing growth in our fast growing markets. This is highlighted by the fact that revenue from products introduced in the last 2 years accounted for more than 40% of revenue in the quarter and 55% of revenue in our HSOR product platform. Much of this growth came from telecom related markets, both transmission and COMTEST, with the successful introduction of receivers developed last year. These included our 100G coherent receivers with increased functionality, our CCRx-100D family, and the successful introduction of our next generation COMTEST product, the DGM32xr, which is targeted at testing optical transceivers used in the enterprise and access markets. In addition, the Optosolution product platform’s successful acquisition of Advanced Photonix Canada last year provided a suite of new products, including our currency validation product platform.

We are focusing new product development in HSOR products and THz application development. In HSOR product platform, we are developing next generation 100 and 200 Gbps products optimized for the metro market and enterprise markets, 100G COMTEST receivers targeted at the enterprise market, and 2.5 and 10 Gbps avalanche photodiodes targeted at the last mile or so called fiber to the home market. In THz, we are focused on application development and value added features to support market adoption.

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Our THz product platform is in a year of transition marked by growing product sales and a reduced dependence on contract revenue. THz revenue was negatively impacted by delays in the start of two follow on government contracts in the quarter. Typically, the time between submitting an invited proposal and receiving notification that the contract will be awarded is 4 months and a contract is signed 2 months later. This translates into a total of 6 months from proposal submission to contract start. Unfortunately, in the case of both of the recent defense contracts, the government has had more that its typical delays and administrative changes, resulting in a much longer delay than is typical. We did recently begin a contract with the Navy late in the 1st quarter which we anticipated would have started early in the first quarter. We had also anticipated receiving a follow on Air Force F-35 contract during the 1st quarter, however that now looks to have slipped to late in the second quarter due to administrative delays by the Air Force. Difficulty in accurately forecasting when government contracts will start, makes it difficult to accurately forecast THz contract revenue. In addition, end customer capital expenditure cycles associated with the adoption of new THz products used in manufacturing are subject to delays, especially in initial deployments, which also makes them difficult to forecast. As a result of both of these factors, terahertz product revenue is likely to be lumpy as we cross the chasm of volume product adoption and deployment.

Operationally we continued executing on our priorities during the quarter. For our HSOR product platform this included increasing production capacity, developing next generation products for targeted high growth markets, and penetrating the fiber to the home market. Our THz team focused on application development, training the value added reseller channel to accelerate product adoption, and cost reduction to expand vertical markets. Our Optosolutions team focused on the smooth transition of photodiode outsourcing to more cost effective suppliers, outsourcing the assembly and test of many industrial products to a contract manufacturer in China, and reducing the facility footprint in CA.

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We continued on our relentless bill of material cost reduction initiatives this quarter in our HSOR and THz product platforms. As we have previously indicated, aggressive cost reductions are necessary in order to stay competitive in the fast growth telecom sector, which typically has annual price reductions that need to be offset by product cost reductions. Cost reductions in our T-Ray 5000 product platform are necessary to penetrate the volume markets of manufacturing process and quality control in order to accelerate market adoption.

We will be exhibiting our HSOR products at 2 trade shows in the second quarter, the European Conference on Optical Communication (or ECOC) in late September in France and the Chinese International Optoelectronic Exhibition (or CIOE) in Shenzhen in early September. ECOC is the largest conference in the Europe targeted at the optical communication market and we will have our own booth at the show. CIOE is the largest Chinese optical communication conference and we will exhibit our products in our distributor’s booth. In mid September we will exhibit our THz product platform at the International Conference on Infrared, Millimeter, and Terahertz Waves in Tucson, Arizona. This show is targeted at the scientific and research market.

In summary, we returned to positive adjusted EBITDA the first quarter and continued making progress in our product platforms that we believe will increase shareholder value. Our HSOR product platform exceeded plan revenue and profitability, our OPTO solutions product platform fell short on revenue but exceeded planned profitability, but THz missed on both revenue and profitability due to delays in the start of government contracts.

Advanced Photonix

I would now like to turn the call over to Rick.

Richard Kurtz

Thank you, Rob and good afternoon everyone and thank you for joining us on the call today.

Our first quarter was a validation of the cost saving actions and investments we made last year. It is also a great indication of what we can expect in our growth in revenues and EBITDA for this fiscal year. As already mentioned by Jeff and Rob, we grew revenues by over 10% over the prior quarter. We had a better than expected product mix which raised our gross margins, even without receiving an expected major governmental contract for the F-35 program. We are now expecting to receive this $1.5 Million terahertz development contract in the second quarter. This contract will deliver a fully commercialized version of a prototype hand-held measurement sensor that was delivered under an earlier contract. We would expect follow on product sales as a result of this product to not only domestic, but also international OEMs in the coming years after completion.

We are continuing to see a strong buildup in potential T-Gauge orders in the industrial market. We will be exhibiting at the International Conference on Infrared, Millimeter, and Terahertz Waves or IRRMW-THz conference in Tucson, Az. which runs from Sept 14th till the 16th. . This conference is focused on the research markets and brings together researchers from around the world with 90% of the conference and papers focused on terahertz research. While we have had a long standing presence in this market, with our new T-Ray product line we are expecting to more than double the number of T-Ray product sales to the research market in the next 12 months.

Advanced Photonix

We have a growing backlog in our HSOR and in 100G products being driven by China, and European markets. The news out of the telecom market is one of growth and opportunity. As Rob has already mentioned our major telecom business demand grew substantially on a comparative quarterly basis year over year, by more than 94%. We continue to expect year over year growth each quarter.

We continue to make progress in our new 10G product for Fiber to the home or curb. We expect to have samples available during the calendar year.

We are expecting to receive a contract renewal order from a major military OEM, greater than $1.5 million in the second quarter for the Optosolution’s product platform, which will be shipped on monthly releases over an 18 month period. This is one of the reason we believe that we will see a growth in the military/aerospace market segment over the last year. The medical market is somewhat in flux and may decline slightly as customer’s transition to new designs.

We are looking forward to the coming year and are projecting 20% revenue growth year over year. This will be driven by both our HSOR and Terahertz product platforms. We expect that the Optosolutions product platform to continue to grow, especially in the military/aerospace market but at a lower rate than our other market segments. We have already seen the positive effects of our change in business model for Optosolutions to the bottom line. We are looking forward to building on these positives effects with the growth in existing and new HSOR products and additional VAR channels for T-Gauge product sales this year. While there may be fluctuations quarter by quarter we continue to expect to generate positive EBITDA and positive Non-GAAP Profits for this year.

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We believe that these positive results should drive higher shareholder value.

On behalf of our team, we appreciate your continued support and I would now like to open up this call for your questions.

Operator

Thank you, sir. To ask a question, please press the star key followed by the digit one on your telephone. Also if you’re listening on a speakerphone, you may want to disengage your mute button to allow your signal to reach our equipment. But once again, that’s star one to ask a question and we’ll pause for just a moment to assemble our question roster. Star one for questions please.

[The remaining portion of the conference call was unscripted.]